UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 11, 2017

ORCHIDS PAPER PRODUCTS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32563	23-2956944
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification Number)

4826 Hunt Street

Pryor, Oklahoma 74361

(Address of Principal Executive Offices)

(918) 825-0616

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 11, 2017, Orchids Paper Products Company (the “Company”) entered into Amendment No. 4 (the “Credit Agreement Amendment”) to its Second Amended and Restated Credit Agreement dated June 25, 2015 by and among the Company, U.S. Bank National Association (“U.S. Bank”) and the other lenders party thereto (the “Credit Agreement”).

The Credit Agreement Amendment, among other things, (i) amends the financial covenant in the Credit Agreement related to maintenance of a maximum fixed charge coverage ratio by revising the calculation of the fixed coverage charge ratio and the permitted fixed coverage charge ratio; (ii) amends the financial covenant in the Credit Agreement related to maintenance of a maximum total leverage ratio by increasing the permitted total leverage ratio for fiscal quarters ending on or prior to March 31, 2018; and (iii) amends the terms of the Draw Loan (as defined in the Credit Agreement) to (a) provide for an earlier advance to the Company for the purposes of improving real estate and (b) to provide for an extended period of time during which advances are available to the Company for the purposes of acquiring equipment.

More particularly:

•	The maximum twelve-month rolling fixed charge coverage ratio is lowered to 1.0:1 and 1.05:1 for the quarters ended June 30, 2017 and September 30, 2017, respectively, prior to reverting to 1.2:1 as originally scheduled.
•	The Fixed Charge Coverage Ratio was amended by setting the Maintenance Capital Expenditure (as defined in the Credit Agreement) as $4.25 million rather than as fifty percent of consolidated depreciation expense and by creating a Cash Flow Reserve (as defined in the Credit Agreement). The Credit Agreement Amendment also defines various means of meeting the improvement in cash flows to create the Cash Flow Reserve.
•	The maximum twelve-month rolling leverage ratio is waived in the first two quarters of 2017 and allowed to increase to 5.5:1 at September 30, 2017 prior to being decreased to 4.5:1 at December 31, 2017 and reverting to 3.5:1 as originally scheduled. The leverage ratios permitted under the Credit Agreement Amendment as of December 31, 2016 and each quarter-end through and including March 31, 2018 are respectively: 5:1, N/A, N/A, 5.5:1, 4.5:1, and 3.5:1.
•	The funding-advance for the Barnwell, South Carolina, mill building was made concurrent with its actual completion in April of 2017.
•	The period during which funds may be drawn under the Draw Loan is extended to December 25, 2017.
•	A Fee of 0.25% of the Credit Facility was paid to the Lenders. This amounted to $437,750. Inclusive of legal fees, the cost was approximately $453,000.

Obligations under the Credit Agreement remain secured by substantially all of the Company’s assets. Also, the Credit Agreement continues to include representations and warranties, and affirmative and negative covenants customary for financings of this type, including, but not limited to, limitations on additional borrowings, additional investments and asset sales.

On April 11, 2017, and in conjunction with the Credit Agreement Amendment, the Company also amended the loan agreement (the “NMTC Loan Agreement”) by and among the Company’s wholly owned subsidiaries and certain Community Development Financial Institutions relating to the Company’s participation in the New Market Tax Credits program of the Internal Revenue Code in order to align the NMTC Loan Agreement with the Credit Agreement. The amendment to the NMTC Loan Agreement incorporated the same substantive changes as the Credit Agreement Amendment.

The foregoing summaries are not complete and are qualified in their entirety by reference to the full text of the Amendments attached to this Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits. See the Exhibit Index which is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHIDS PAPER PRODUCTS COMPANY

Date: April 17, 2017	By:	/s/ Rodney D. Gloss
Rodney D. Gloss Chief Financial Officer

Exhibit Index

Exhibit	Description
10.1

Amendment No. 4, effective as of March 31, 2017, dated April 11, 2017, to Second Amended and Restated Credit Agreement, dated as of June 25, 2015, among Orchids and U.S. Bank National Association, as administrative agent.